Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated May 15, 2007

Foreign Exchange Strategies
Turkish Lira Bullnote
Final Terms                    15-May-07

Summary

*	100% Upside Participation, 98% Principle Protected 1 Year Note, Indexed to the TRYUSD and TRYEUR

*	Principal Increases as the TRY strengthens versus an equally weighted Basket of USD & EUR

MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Type:	US MTN
Trade Date:	15-May-07
Settlement Date:	29-May-07
Maturity Date:	29-May-08
USD Notional Amount:	USD 59,738,000

Minimum Piece / Increment:	USD 1,000
Issue Price:	100.00%
The Aggregate Notional Amount of these Notes may be increased and if so the increased additional Notes may be sold at a different price to public.

Underwriting Fees:	0.25%
Net Proceeds	99.75%

Principal Redemption at Maturity:	98% + TRYUSDi x ((Index Initial – Index Final) / TRYUSDf), subject to a min of 98%

Index:	The basket index will be a long position in the Turkish Lira vs. the following currencies:
50.0% — USD
50.0% — EUR

Principal Protection:	98% Principal Protected (if held until maturity)
Absent a default by the issuer, this note is 98% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 98% of your principal.

Index Initial:	The Index level is derived from the basket forward rate and will be set to 100% on Trade Date.

Index Final:	The Index level as determined by Goldman Sachs by referencing the spot rates of the basket currencies on fixing date (15 May 2008).

Index Final Formula:	0.5*[TRYEURf /TRYEURi] + 0.5*[TRYUSDf / TRYUSDi]

TRYUSDi = Initial forward fixing	1.5140 — Quoted as Turkish Lira per USD Forward Rate
TRYUSDf = Final spot fixing	TBD on 15 May 2008 at 12pm London Time — Quoted as Turkish Lira per USD Spot Rate
TRYEURi = Initial forward fixing	2.0689 — Quoted as Turkish Lira per Euro Forward Rate
TRYEURf = Final spot fixing	TBD on 15 May 2008 at 12pm London Time — Quoted as Turkish Lira per Euro Spot Rate

Documentation:	According to the Issuer’s US MTN Programme
Dealer:	Goldman Sachs & Co
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs International
CUSIP:	28264QFS8

Hypothetical Returns at Maturity (Assuming unchanged USD/EUR Rate)

	Ending Index	Principal Redemption at Maturity

	76.00%	129.43%
	78.00%	126.07%
	80.00%	122.88%
	82.00%	119.85%
	84.00%	116.96%
	86.00%	114.20%

Current Spot Index Level	87.76%	111.88%

	90.00%	109.06%
	92.00%	106.65%
	94.00%	104.35%
	96.00%	102.15%
	98.00%	100.03%

Forward Index Strike	100.00%	98.00%

	102.00%	98.00%
	104.00%	98.00%

Note: This Security is 98.0% Principal Protected (if held until maturity)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.